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News Release

Contact:
Investors:	Ankur Vyas 404.827.6714 | investors@truist.com
Media:	Shelley Miller 704.692.1518 | media@truist.com

Truist reports third quarter 2022 results
Third quarter 2022 GAAP earnings of $1.5 billion, or $1.15 per diluted share
Third quarter 2022 Adjusted earnings of $1.7 billion, or $1.24 per diluted share
Results reflect strong loan growth and expanded NIM given higher rates and strong deposit franchise
Fee revenues tempered by market conditions
Capital, liquidity, and credit quality remain strengths

CHARLOTTE, N.C., (October 18, 2022) — Truist Financial Corporation (NYSE: TFC) today reported earnings for the third quarter of 2022.

Net income available to common shareholders of $1.5 billion was down 5.0% from the third quarter of 2021. Earnings per diluted common share were $1.15, a decrease of 4.2% compared with the same period last year. Results for the third quarter produced an annualized return on average assets (ROA) of 1.19%, an annualized return on average common shareholders’ equity (ROCE) of 10.7%, and an annualized return on tangible common shareholders’ equity (ROTCE) of 23.5%.

Adjusted net income available to common shareholders was $1.7 billion, or $1.24 per diluted share, excluding merger-related and restructuring charges of $62 million ($48 million after-tax) and incremental operating expenses related to the merger of $90 million ($69 million after-tax). Adjusted results produced an annualized ROA of 1.28%, an annualized ROCE of 11.5%, and an annualized ROTCE of 25.1%.

“Truist’s third-quarter performance reflected strong progress in many areas of the business, as we delivered strong broad-based loan growth, significant margin expansion and continued exceptional asset quality. Overall financial results were mixed, however, as the challenging market environment impacted our capital markets related revenue,” said Chairman and CEO Bill Rogers.

“Our company purpose continues to drive our actions to care for our teammates, clients and the communities we serve, and this was even more apparent in the aftermath of Hurricane Ian, when our teammates acted quickly to support each other and our local communities through humanitarian aid and volunteer efforts. We were able to quickly deploy a $1.25 million philanthropic donation from the Truist Foundation to support the communities most impacted, and we’ll continue to care for these communities as they rebuild and recover from this deadly and disastrous storm.

“More broadly, I continue to remain highly confident in Truist’s trajectory given the diversity of our business mix, our strong markets, conservative risk culture, and the substantial opportunities that lie ahead post integration.”

Third Quarter 2022 Performance Highlights

•Earnings per diluted common share for the third quarter of 2022 were $1.15
◦Adjusted diluted earnings per share were $1.24, up $0.04 per share, or 3.3%, compared to second quarter 2022 and down $0.18 per share, or 13%, compared to third quarter 2021
▪Decline compared to third quarter 2021 impacted by a reserve release in the prior quarter
◦ROA was 1.19%; adjusted ROA was 1.28%
◦ROCE was 10.7%; adjusted ROCE was 11.5%
◦ROTCE was 23.5%; adjusted ROTCE was 25.1%

•Pre-provision net revenue (PPNR) for the third quarter of 2022 was $2.3 billion, up 8.0% compared to second quarter 2022 and 24% compared to third quarter 2021
◦Adjusted PPNR was up 4.9% compared to second quarter 2022 and 8.3% compared to third quarter 2021
◦GAAP operating leverage was 920 basis points compared to the third quarter of 2021 and 540 basis points year-to-date 2022 compared to 2021
◦Adjusted operating leverage was 260 basis points compared to the third quarter of 2021 and (50) basis points year-to-date 2022 compared to 2021

•Taxable-equivalent revenue for the third quarter of 2022 was $5.9 billion, up 3.6% compared to second quarter 2022 and up 4.6% compared to third quarter 2021
◦Taxable-equivalent net interest income was up 10% compared to second quarter 2022 and up 16% compared to third quarter 2021
▪The increase compared to second quarter 2022 was primarily due to higher market interest rates coupled with well controlled deposit costs and loan growth, partially offset by lower purchase accounting accretion
◦Noninterest income was down 6.5% compared to second quarter 2022 and down 11% compared to third quarter 2021
▪The decline compared to the second quarter of 2022 was primarily due to seasonally lower insurance revenues and lower investment banking revenues due to continued challenging capital markets conditions
▪The decline compared to the third quarter of 2021 was primarily due to lower residential mortgage, investment banking and other income, partially offset by growth in insurance revenues
◦Net interest margin was 3.12%, up 23 basis points from second quarter 2022
▪Core net interest margin was 3.02%, up 30 basis points from second quarter 2022, driven by higher market interest rates coupled with well controlled deposit costs

•Noninterest expense for the third quarter of 2022 was $3.6 billion, up 0.9% compared to second quarter 2022 and down 4.8% compared to third quarter 2021
◦Adjusted noninterest expense was $3.3 billion, up $83 million, or 2.6%, compared to second quarter 2022 due to higher professional fees, personnel expenses, and operational losses
◦Adjusted noninterest expenses increased $64 million, or 2.0%, compared to third quarter 2021 primarily due to higher operational losses, professional fees and marketing costs, partially offset by lower equipment, personnel, and software expenses
◦GAAP efficiency ratio was 61.8%, compared to 63.3% for second quarter 2022
◦Adjusted efficiency ratio was 56.4%, compared to 57.0% for second quarter 2022

•Average loans and leases held for investment for the third quarter of 2022 were $309.4 billion, up $12.7 billion, or 4.3%, compared to the second quarter of 2022
◦Average commercial loans were up $6.3 billion, or 3.7%, driven by broad based growth within the commercial and industrial portfolio
◦Average consumer loans were up $6.3 billion, or 5.3%, with growth across all portfolios except student lending

•Asset quality remains excellent, reflecting Truist’s prudent risk culture and diverse portfolio
◦Net charge-offs were 0.27% of average loans and leases, up five basis points compared to second quarter 2022
◦The ALLL ratio was 1.34% compared to 1.38% for second quarter 2022
▪The ALLL coverage ratio was 4.98X annualized net charge-offs, versus 6.54X for second quarter 2022

•Capital and liquidity levels remained strong; deployed capital through organic loan growth, dividends, and acquisition
◦Common equity tier 1 to risk-weighted assets was 9.1%
◦Increased common dividend of 8% for the third quarter 2022
◦Acquired BenefitMall, the nation’s largest benefits wholesale general insurance agency, effective September 1, 2022
◦Consolidated average LCR ratio was 111%

EARNINGS HIGHLIGHTS				Change 3Q22 vs.
(dollars in millions, except per share data)	3Q22	2Q22	3Q21	2Q22	3Q21
Net income available to common shareholders	$1,536	$1,454	$1,616	$82	$(80)
Diluted earnings per common share	1.15	1.09	1.20	0.06	(0.05)

Net interest income - taxable equivalent	$3,783	$3,435	$3,261	$348	$522
Noninterest income	2,102	2,248	2,365	(146)	(263)
Total taxable-equivalent revenue	$5,885	$5,683	$5,626	$202	$259
Less taxable-equivalent adjustment	38	28	28
Total revenue	$5,847	$5,655	$5,598

Return on average assets	1.19%	1.14%	1.28%	0.05%	(0.09)%
Return on average risk-weighted assets (current quarter is preliminary)	1.55	1.52	1.77	0.03	(0.22)
Return on average common shareholders’ equity	10.7	10.3	10.2	0.4	0.5
Return on average tangible common shareholders’ equity (1)	23.5	22.7	19.3	0.8	4.2
Net interest margin - taxable equivalent	3.12	2.89	2.81	0.23	0.31
(1)Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Third Quarter 2022 compared to Second Quarter 2022

Total taxable-equivalent revenue was $5.9 billion for the third quarter of 2022, an increase of $202 million, or 3.6%, compared to the prior quarter.

Taxable-equivalent net interest income for the third quarter of 2022 was up $348 million, or 10%, compared to the prior quarter due primarily to higher market interest rates coupled with well controlled deposits costs and loan growth, partially offset by lower purchase accounting accretion. Average earning assets increased $6.5 billion, or 1.4%, due to growth in average total loans of $12.0 billion, or 4.0%, partially offset by a decrease in average securities of $3.3 billion, or 2.2%. Average deposits decreased $3.7 billion, or 0.9%, while average short-term borrowings increased $7.8 billion, or 81%.

The net interest margin was 3.12% for the third quarter, up 23 basis points compared to the prior quarter. The yield on the total loan portfolio for the third quarter was 4.49%, up 58 basis points compared to the prior quarter primarily due to higher market interest rates, partially offset by lower purchase accounting accretion. The yield on the average securities portfolio for the third quarter was 1.95%, up 13 basis points compared to the prior quarter primarily due to the higher rate environment. Core net interest margin was 3.02% for the third quarter, up 30 basis points compared to the prior quarter driven primarily by higher market interest rates coupled with well controlled deposit costs.

The average cost of total deposits was 0.31%, up 22 basis points compared to the prior quarter. The average cost of short-term borrowings was 2.34%, up 108 basis points compared to the prior quarter. The average cost of long-term debt was 2.43%, up 68 basis points compared to the prior quarter. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

The provision for credit losses was $234 million for the third quarter, compared to $171 million for the prior quarter. The increase in the current quarter provision expense primarily reflects higher net charge-offs. Net charge-offs for the third quarter of 2022 totaled $213 million compared to $159 million for the prior quarter. The net charge-off ratio for the current quarter of 0.27% was up five basis points compared to second quarter 2022, primarily driven by normalizing trends and seasonality across certain consumer loan portfolios.

Noninterest income was $2.1 billion, a decrease of $146 million, or 6.5%, compared to the prior quarter. Insurance income decreased $100 million, or 12%, primarily due to seasonally lower property and casualty commissions. Investment banking and trading income decreased $33 million, or 13%, primarily due to lower structured real estate, bond originations and loan syndication fees, partially offset by higher merger and acquisitions fees. Lending related fees decreased $20 million, or 20%, primarily due to gains in the prior quarter. Commercial mortgage banking income increased $24 million, or 92%, primarily due to higher production income and higher valuations. Other income decreased primarily due to valuation related marks.

Noninterest expense was $3.6 billion for the third quarter, up $33 million, or 0.9%, compared to the prior quarter. Merger-related and restructuring charges and incremental operating expenses related to the merger decreased $59 million and $27 million, respectively, compared to second quarter 2022, given diminishing integration-related activities. The prior quarter included a $39 million gain on the redemption of FHLB advances. Excluding the aforementioned items and the amortization of intangibles, adjusted noninterest expense increased $83 million, or 2.6%, compared to the prior quarter. Personnel expense increased $14 million ($23 million, or 1.1%, on an adjusted basis) compared to second quarter 2022 due to investments in revenue producing businesses and enterprise technology along with additional personnel expenses from the BenefitMall acquisition. Professional services and outside processing was stable, but was up $34 million, or 14%, on an adjusted basis primarily due to increased project spend for enterprise technology investments. Other expense increased primarily due to higher operational losses.

The provision for income taxes was $363 million for the third quarter of 2022, compared to $372 million for the prior quarter. The effective tax rate for the third quarter of 2022 was 18.2%, compared to 19.5% for the prior quarter. The decrease in the effective tax rate was primarily driven by discrete tax benefits recognized in the current quarter and changes in the full year forecasted effective tax rate.

Third Quarter 2022 compared to Third Quarter 2021

Total taxable-equivalent revenues were $5.9 billion for the third quarter of 2022, an increase of $259 million, or 4.6%, compared to the earlier quarter.

Taxable equivalent net interest income for the third quarter of 2022 was up $522 million, or 16%, compared to the earlier quarter primarily due to strong loan growth, higher market interest rates coupled with well controlled deposit costs and solid deposit growth. These increases were partially offset by lower purchase accounting accretion and lower PPP revenue. Average earning assets increased $20.6 billion, or 4.5%, compared to the earlier quarter primarily due to growth in average total loans of $21.5 billion, or 7.4%. Average deposits increased $17.4 billion, or 4.3%, and average short-term borrowings increased $12.0 billion compared to the earlier quarter, while average long-term debt decreased $5.9 billion, or 16%.

Net interest margin was 3.12%, up 31 basis points compared to the earlier quarter. The yield on the total loan portfolio for the third quarter of 2022 was 4.49%, up 59 basis points compared to the earlier quarter, primarily reflecting higher market interest rates, partially offset by lower purchase accounting accretion and lower PPP revenue. The yield on the average securities portfolio was 1.95%, up 45 basis points compared to the earlier quarter primarily due to the higher rate environment. Core net interest margin was 3.02% for the third quarter, up 44 basis points compared to the earlier quarter driven by higher market interest rates coupled with well controlled deposit costs.

The average cost of total deposits was 0.31%, up 28 basis points compared to the earlier quarter. The average cost of short-term borrowings was 2.34%, up 166 basis points compared to the earlier quarter. The average cost of long-term debt was 2.43%, up 82 basis points compared to the earlier quarter. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

The provision for credit losses was $234 million, compared to a benefit of $324 million for the earlier quarter. The earlier quarter included a reserve release due to the improving credit environment during that period. Net charge-offs for the third quarter of 2022 totaled $213 million compared to $135 million in the earlier quarter. The net charge-off ratio for the current quarter of 0.27% was up eight basis points compared to the earlier quarter primarily driven by normalizing trends across certain consumer portfolios.

Noninterest income for the third quarter of 2022 decreased $263 million, or 11%, compared to the earlier quarter. Other income decreased $139 million due to valuation changes from assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense, and lower investment income and valuation marks from the Company’s SBIC and other strategic investments. Residential mortgage income decreased $107 million, or 60%, as lower production income (due to lower margins and refinance volumes resulting from the higher rate environment) was partially offset by higher servicing income (due to lower prepayments and servicing portfolio purchases). Investment banking and trading income decreased $94 million, or 30%, due to lower bond and equity originations and merger and acquisition fees, partially offset by higher trading income. These decreases were partially offset by an increase of $80 million, or 12%, in insurance income due to organic growth and acquisitions.

Noninterest expense for the third quarter of 2022 was down $182 million, or 4.8%, compared to the earlier quarter. Merger-related and restructuring charges decreased $110 million and incremental operating expenses related to the merger decreased $101 million due to diminishing integration-related activities. The earlier quarter included a $30 million professional fee to develop an ongoing program to identify, prioritize, and roadmap teammate generated revenue growth and expense savings opportunities beyond the merger. Excluding the aforementioned items and the amortization of intangibles, adjusted noninterest expense increased $64 million, or 2.0%, compared to the earlier quarter. Other expense increased $81 million ($87 million, or 104%, on an adjusted basis) primarily due to increased operational losses and teammate travel expenses. Professional fees and outside processing expenses decreased $20 million, but was up $70 million, or 33%, on an adjusted basis due to increased project spend for enterprise technology investments and increased call center staffing. Equipment expense decreased $32 million ($38 million, or 25%, on an adjusted basis) primarily due to laptop purchases in the prior period. Software expense decreased $26 million ($24 million, or 9.6%, on an adjusted basis) primarily due to lower maintenance expense and decommissioned software. Personnel expense decreased $71 million ($32 million, or 1.5%, on an adjusted basis) due to lower other employee benefits as a result of the decrease in noninterest income for post-retirement benefits and lower incentives, partially offset by higher salaries due to annual merit increases, investments in revenue producing businesses and enterprise technology, as well as additional personnel costs for acquisitions.

The provision for income taxes was $363 million for the third quarter of 2022, compared to $423 million for the earlier quarter. The effective tax rate for the third quarter of 2022 was 18.2%, compared to 19.9% for the earlier quarter. The decrease in the effective tax rate was primarily driven by an increase in discrete tax benefits and changes in the full year forecasted effective tax rate.

LOANS AND LEASES
(dollars in millions) Average balances	3Q22	2Q22	Change	% Change
Commercial:
Commercial and industrial	$152,123	$145,558	$6,565	4.5%
CRE	22,245	22,508	(263)	(1.2)
Commercial construction	5,284	5,256	28	0.5
Total commercial	179,652	173,322	6,330	3.7
Consumer:
Residential mortgage	53,271	49,237	4,034	8.2
Residential home equity and direct	25,394	25,124	270	1.1
Indirect auto	28,057	26,496	1,561	5.9
Indirect other	12,300	11,471	829	7.2
Student	5,958	6,331	(373)	(5.9)
Total consumer	124,980	118,659	6,321	5.3
Credit card	4,755	4,728	27	0.6
Total loans and leases held for investment	$309,387	$296,709	$12,678	4.3

Average loans and leases held for investment for the third quarter of 2022 were $309.4 billion, up $12.7 billion, or 4.3%, compared to the second quarter of 2022.

Average commercial loans increased $6.3 billion, or 3.7%, due to broad-based growth of $6.6 billion, or 4.5%, within the commercial and industrial portfolio.

Average consumer loans increased $6.3 billion, or 5.3%, due to a $4.0 billion increase in residential mortgages due to correspondent channel production and lower prepayments. In addition, indirect auto increased $1.6 billion primarily in the prime segment of the portfolio and indirect other increased $829 million primarily due to growth from the Service Finance, recreational lending and Sheffield portfolios, partially offset by runoff in other partnership lending programs. Residential home equity and direct increased $270 million, primarily due to growth from the LightStream portfolio. These increases were partially offset by $373 million of runoff in student loans.

DEPOSITS
(dollars in millions) Average balances	3Q22	2Q22	Change	% Change
Noninterest-bearing deposits	$146,041	$148,610	$(2,569)	(1.7)%
Interest checking	111,645	112,375	(730)	(0.6)
Money market and savings	147,659	148,632	(973)	(0.7)
Time deposits	14,751	14,133	618	4.4
Total deposits	$420,096	$423,750	$(3,654)	(0.9)

Average deposits for the third quarter of 2022 were $420.1 billion, a decrease of $3.7 billion, or 0.9%, compared to the prior quarter. The decrease in deposits was primarily driven by the impacts of monetary tightening, as well as higher consumer spending and seasonal patterns. Average noninterest bearing deposits decreased 1.7% compared to the prior quarter and represented 34.8% of total deposits for the third quarter of 2022. Average money market and savings and interest checking declined 0.7% and 0.6%, respectively, compared to the prior quarter. Average time deposits increased 4.4% primarily due to an increase in negotiable certificates of deposit.

CAPITAL RATIOS	3Q22	2Q22	1Q22	4Q21	3Q21
Risk-based:	(preliminary)
Common equity Tier 1	9.1%	9.2%	9.4%	9.6%	10.1%
Tier 1	10.7	10.8	11.0	11.3	11.9
Total	12.6	12.6	13.0	13.2	13.9
Leverage	8.5	8.6	8.6	8.7	9.0
Supplementary leverage	7.3	7.3	7.3	7.4	7.8

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist declared common dividends of $0.52 per share during the third quarter of 2022, an increase of 8% compared to the prior quarter. The dividend payout ratio for the third quarter of 2022 was 45%. Truist did not repurchase any shares in the third quarter of 2022.

Truist CET1 ratio was 9.1% as of September 30, 2022. The decline compared to the June 30, 2022 CET1 ratio primarily reflects the BenefitMall acquisition and strong loan growth.

Truist’s average LCR was 111% for the three months ended September 30, 2022, compared to the regulatory minimum of 100%. Truist continues to maintain a strong liquidity position and is well prepared to meet the funding needs of its clients.

ASSET QUALITY
(dollars in millions)	3Q22	2Q22	1Q22	4Q21	3Q21
Total nonperforming assets	$1,240	$1,173	$1,135	$1,163	$1,204
Total performing TDRs	1,873	1,693	1,515	1,390	1,475
Total loans 90 days past due and still accruing	1,709	1,787	1,914	1,930	1,872
Total loans 30-89 days past due	1,957	2,091	2,101	2,044	1,823
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.35%	0.36%	0.36%	0.38%	0.38%
Nonperforming loans and leases as a percentage of loans and leases, including loans held for sale	0.37	0.37	0.37	0.38	0.40
Nonperforming assets as a percentage of total assets	0.23	0.22	0.21	0.21	0.23
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.62	0.69	0.72	0.71	0.64
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.54	0.59	0.66	0.67	0.66
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding PPP and other government guaranteed	0.04	0.04	0.04	0.03	0.03
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.34	1.38	1.44	1.53	1.65
Net charge-offs as a percentage of average loans and leases, annualized	0.27	0.22	0.25	0.25	0.19
Ratio of allowance for loan and lease losses to net charge-offs, annualized	4.98x	6.54x	5.78x	6.14x	8.79x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.80x	3.84x	3.99x	4.07x	4.35x

Nonperforming assets totaled $1.2 billion at September 30, 2022, up $67 million compared to June 30, 2022 due to an increase in the commercial and industrial portfolio and nonperforming loans held for sale. Nonperforming loans and leases held for investment were 0.35% of loans and leases held for investment at September 30, 2022, down one basis point compared to June 30, 2022.

Performing TDRs were up $180 million compared to the prior quarter primarily due to increases in the government guaranteed residential mortgage and the commercial and industrial portfolios.

Loans 90 days or more past due and still accruing totaled $1.7 billion at September 30, 2022, down $78 million, or five basis points, as a percentage of loans and leases compared with the prior quarter primarily due to a decline in government guaranteed residential mortgages. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04% at September 30, 2022, flat from June 30, 2022.

Loans 30-89 days past due and still accruing of $2.0 billion at September 30, 2022 were down $134 million, or seven basis points as a percentage of loans and leases, compared to the prior quarter primarily due to declines in the commercial and industrial and student loan portfolios.

Net charge-offs during the third quarter totaled $213 million, or 0.27% as a percentage of average loans, and were up five basis points compared to the prior quarter, primarily driven by normalizing trends and seasonality across certain consumer loan portfolios.

The allowance for credit losses was $4.5 billion and includes $4.2 billion for the allowance for loan and lease losses and $250 million for the reserve for unfunded commitments. The ALLL ratio was 1.34% compared to 1.38% at June 30, 2022. The decline in the ALLL ratio was due to strong portfolio performance and growth in higher quality loans, partially offset by a moderately slower economic outlook. The ALLL covered nonperforming loans and leases held for investment 3.80X compared to 3.84X at June 30, 2022. At September 30, 2022, the ALLL was 4.98X annualized net charge-offs, compared to 6.54X at June 30, 2022.

SEGMENT RESULTS				Change 3Q22 vs.
(dollars in millions)
Segment Net Income	3Q22	2Q22	3Q21	2Q22	3Q21
Consumer Banking and Wealth	$986	$776	$933	$210	$53
Corporate and Commercial Banking	1,164	962	1,181	202	(17)
Insurance Holdings	95	179	111	(84)	(16)
Other, Treasury & Corporate	(608)	(385)	(521)	(223)	(87)
Total net income	$1,637	$1,532	$1,704	$105	$(67)

Truist operates and measures business activity across three segments: Consumer Banking and Wealth, Corporate and Commercial Banking, and Insurance Holdings, with functional activities included in Other, Treasury and Corporate. The Company’s business segment structure is based on the manner in which financial information is evaluated by management as well as the products and services provided or the type of client served. For additional information, see “Note 21. Operating Segments” of the Annual Report on Form 10-K for the year ended December 31, 2021.

Third Quarter 2022 compared to Second Quarter 2022

Consumer Banking and Wealth (“CB&W”)

CB&W net income was $986 million for the third quarter of 2022, an increase of $210 million compared to the prior quarter. Segment net interest income increased $368 million primarily driven by favorable funding credits on deposits attributable to a higher rate environment and higher average loan balances, partially offset by a decrease in loan spreads and lower purchase accounting accretion. The allocated provision for credit losses increased $84 million due to an increase in net charge-offs and higher loan growth. Noninterest income was relatively stable with higher service charges on deposits offsetting lower card and payment related fees and wealth income. Noninterest expense was stable with lower merger-related and restructuring charges offsetting higher operational losses, marketing and customer development, and salaries.

Average loans held for investment increased $6.0 billion, or 4.5%, compared to the prior quarter primarily due to an increase in residential mortgages due to correspondent channel production and slower prepayments, an increase in the indirect auto prime portfolio, an increase in other consumer loans primarily due to growth from the Service Finance, LightStream, recreational lending and Sheffield portfolios, partially offset by runoff in other partnership lending programs and student loans. Average total deposits decreased $5.6 billion, or 2.2%, compared to the prior quarter primarily due to declines in interest bearing checking and money market and savings deposits as well as time deposits and noninterest bearing deposits.

Corporate and Commercial Banking (“C&CB”)

C&CB net income was $1.2 billion for the third quarter of 2022, an increase of $202 million compared to the prior quarter. Segment net interest income increased $278 million due to higher funding credit on deposits, higher average loan balances, partially offset by lower deposit balances, reduced purchase accounting accretion and PPP fees. The allocated provision for credit losses decreased $22 million which reflects a higher reserve release compared to the prior quarter, partially offset by a decrease in net recoveries. Noninterest income decreased $32 million primarily due to lower investment banking income. Noninterest expense increased $14 million primarily driven by increased personnel expenses due to strategic hiring in the current quarter.

Average loans held for investment increased $6.1 billion, or 3.8%, compared to the prior quarter primarily due to increases in core commercial and industrial loans partially offset by decreases in average PPP loans (commercial and industrial) and average commercial real estate loans. Average total deposits decreased $1.2 billion, or 0.8%, compared to the prior quarter primarily due to declines in noninterest bearing deposits, partially offset by increases in money market and savings deposits and interest bearing checking.

Insurance Holdings (“IH”)

IH net income was $95 million for the third quarter of 2022, a decrease of $84 million compared to the prior quarter. Noninterest income decreased $99 million primarily due to seasonally lower property and casualty commissions, partially offset by higher employee benefit plan commissions due to the BenefitMall acquisition. Noninterest expense increased $17 million primarily due to higher merger-related and restructuring charges and salaries driven by the BenefitMall acquisition.

Other, Treasury & Corporate (“OT&C”)

OT&C generated a net loss of $608 million for the third quarter of 2022, compared to a net loss of $385 million for the prior quarter. Net interest income decreased $313 million primarily due to higher funding credit on deposits to other segments largely due to the higher rate environment. Noninterest income and noninterest expense were both flat compared to prior quarter.

Third Quarter 2022 compared to Third Quarter 2021

Consumer Banking and Wealth

CB&W net income was $986 million for the third quarter of 2022, an increase of $53 million compared to the earlier quarter. Segment net interest income increased $495 million primarily driven by favorable funding credit on deposits attributable to the higher rate environment and higher average loan balances, partially offset by decreased loan spreads and lower purchase accounting accretion. The allocated provision for credit losses increased $288 million reflecting a reserve release in the earlier quarter and higher loan growth and increased charge-offs in the current quarter. Noninterest income decreased $146 million compared to earlier quarter primarily due to a decrease in residential mortgage income as well as a decline in wealth income attributed to market declines. These decreases were partially offset by higher card and payment fees driven by higher consumer spend. Noninterest expense decreased $33 million compared to the earlier quarter primarily due to lower merger-related and restructuring charges, net occupancy, and incentive expense, partially offset by increased operational losses.

Corporate and Commercial Banking

C&CB net income was $1.2 billion for the third quarter of 2022, a decrease of $17 million compared to the earlier quarter. Segment net interest income increased $339 million primarily due to higher funding credit on deposits and higher average loan balances, partially offset by lower purchase accounting accretion and lower PPP revenue. The allocated provision for credit losses increased $214 million primarily reflecting an allowance release in the earlier quarter and higher loan growth in the current quarter. Noninterest income decreased $148 million compared to the earlier quarter primarily due to lower investment banking revenue as well as lower income from the Company’s SBIC and other strategic investments, partially offset by higher trading income. Noninterest expense was stable compared to the earlier quarter.

Insurance Holdings

IH net income was $95 million for the third quarter of 2022, a decrease of $16 million compared to the earlier quarter. Noninterest income increased $82 million primarily due to continued organic growth and acquisitions. Noninterest expense increased $103 million primarily due to higher performance-based incentives, in addition to the impact of acquisitions.

Other, Treasury & Corporate

OT&C generated a net loss of $608 million in the third quarter of 2022, compared to a net loss of $521 million in the earlier quarter. Net interest income decreased $327 million primarily due to higher funding credit on deposits to other segments, partially offset by higher earnings in the securities portfolio from the higher rate environment. Noninterest income decreased $51 million primarily due to valuation changes from assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense. Noninterest expense decreased $243 million compared to the earlier quarter primarily due to lower merger-related and restructuring charges and incremental operating expenses related to the merger as well as lower personnel expense due to lower other employee benefits as a result of the decrease in noninterest income for post-retirement benefits and lower incentives, partially offset by an increase in professional fees and outside processing due to increased project spend for enterprise technology investments.

Earnings Presentation and Quarterly Performance Summary

To listen to Truist’s live third quarter 2022 earnings conference call at 8 a.m. ET today, please call 855-303-0072 and enter the participant code 100038. A presentation will be used during the earnings conference call and is available on our website at https://ir.truist.com/events-and-presentation. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 100038).

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s Third Quarter 2022 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Truist has leading market share in many high-growth markets in the country, and offers a wide range of products and services through our retail and small business banking, commercial banking, corporate and investment banking, insurance, wealth management, and specialized lending businesses. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $548 billion as of September 30, 2022. Truist Bank, Member FDIC. Learn more at Truist.com.

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Capital ratios and return on risk-weighted assets are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Truist’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist’s management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted Efficiency Ratio - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges, and other selected items. Truist’s management uses this measure in their analysis of the Corporation’s performance. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Adjusted Operating Leverage - The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges, and other selected items. Truist’s management uses this measure in their analysis of the Corporation’s performance. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Pre-Provision Net Revenue (PPNR) - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Adjusted pre-provision net revenue is a non-GAAP measure that additionally excludes securities gains (losses), merger-related and restructuring charges, amortization of intangible assets, and other selected items. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess the quality of capital and returns relative to balance sheet risk.
•Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for loans, deposits, and long-term debt from SunTrust and other acquisitions are excluded to approximate the yields paid by clients. Truist’s management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist’s earning assets.
•Adjusted Diluted EPS - The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist’s management uses this measure in their analysis of the Corporation’s performance. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Performance Ratios - The adjusted performance ratios, including adjusted return on average assets, adjusted return on average common shareholders’ equity, and adjusted return on average tangible common shareholders’ equity, are non-GAAP in that they exclude merger-related and restructuring charges, selected items, and, in the case of return on average tangible common shareholders’ equity, amortization of intangible assets. Truist’s management uses these measures in their analysis of the Corporation’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•Insurance Holdings Adjusted EBITDA - EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation, and amortization to net income. Truist’s management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger, and other selected items. Truist’s management uses this measure in its analysis of the Corporation’s Insurance Holdings segment. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Allowance for Loan and Lease Losses and Unamortized Fair Value Mark as a Percentage of Gross Loans and Leases - Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases is a non-GAAP measurement of credit reserves that is calculated by adjusting the ALLL and loans and leases held for investment by the unamortized fair value mark. Truist’s management uses these measures to assess loss absorption capacity.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Third Quarter 2022 Earnings Presentation, which is available at https://ir.truist.com/earnings.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management’s expectations and assumptions regarding Truist’s business, the economy, and other future conditions. Such statements involve inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Part I, Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2021 and in Truist’s subsequent filings with the Securities and Exchange Commission:

•residual risks and uncertainties relating to the Merger of heritage BB&T and heritage SunTrust, including the ability to realize the anticipated benefits of the Merger;
•expenses relating to the Merger and application and data center decommissioning;
•deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•the COVID-19 pandemic disrupted the global economy and adversely impacted Truist’s financial condition and results of operations, including through increased expenses, reduced fee income and net interest margin, decreased demand for certain types of loans, and increases in the allowance for credit losses; a resurgence of the pandemic, whether due to new variants of the coronavirus or other factors, could reintroduce or prolong these negative impacts and also adversely affect Truist’s capital and liquidity position or cost of capital, impair the ability of borrowers to repay outstanding loans, cause an outflow of deposits, and impair goodwill or other assets;
•Truist is subject to credit risk by lending or committing to lend money, and may have more credit risk and higher credit losses to the extent that loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral;
•changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, which could adversely affect Truist’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
•inability to access short-term funding or liquidity, loss of client deposits or changes in Truist’s credit ratings, which could increase the cost of funding or limit access to capital markets;
•risk management oversight functions may not identify or address risks adequately, and management may not be able to effectively manage credit risk;
•risks resulting from the extensive use of models in Truist’s business, which may impact decisions made by management and regulators;
•failure to execute on strategic or operational plans, including the ability to successfully complete or integrate mergers and acquisitions;
•increased competition, including from (i) new or existing competitors that could have greater financial resources or be subject to different regulatory standards, and (ii) products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•failure to maintain or enhance Truist’s competitive position with respect to new products, services and technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or do not achieve market acceptance or regulatory approval or for other reasons, may cause Truist to lose market share or incur additional expense;
•negative public opinion, which could damage Truist’s reputation;
•increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design, and governance;
•regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, negative publicity, or other adverse consequences;
•evolving legislative, accounting and regulatory standards, including with respect to climate, capital, and liquidity requirements, and results of regulatory examinations may adversely affect Truist’s financial condition and results of operations;
•the monetary and fiscal policies of the federal government and its agencies, including in response to rising inflation, could have a material adverse effect on the economy and Truist’s profitability;
•accounting policies and processes require management to make estimates about matters that are uncertain, including the potential write down to goodwill if there is an elongated period of decline in market value for Truist’s stock and adverse economic conditions are sustained over a period of time;
•general economic or business conditions, either globally, nationally or regionally, may be less favorable than expected, including as a result of supply chain disruptions, inflationary pressures and labor shortages, and instability in global geopolitical matters or volatility in financial markets could result in, among other things, slower deposit or asset growth, a deterioration in credit quality, or a reduced demand for credit, insurance, or other services;

•risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•risks relating to Truist’s role as a loan servicer, including an increase in the scope or costs of the services Truist is required to perform, without any corresponding increase in servicing fees or a breach of Truist’s obligations as servicer;
•Truist’s success depends on hiring and retaining key teammates, and if these individuals leave or change roles without effective replacements, Truist’s operations and integration activities could be adversely impacted, which could be exacerbated in the increased work-from-home environment caused by the COVID-19 pandemic as job markets may be less constrained by physical geography;
•fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect, or mitigate;
•security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s teammates and clients, malware intrusion, data corruption attempts, system breaches, cyber-attacks, which have increased in frequency with current geopolitical tensions, identity theft, ransomware attacks, and physical security risks, such as natural disasters, environmental conditions, and intentional acts of destruction, could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure; and
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism and pandemics), and the effects of climate change, including physical risks, such as more frequent and intense weather events, and risks related to the transition to a lower carbon economy, such as regulatory or technological changes or shifts in market dynamics or consumer preferences, could have an adverse effect on Truist’s financial condition and results of operations, lead to material disruption of Truist’s operations or the ability or willingness of clients to access Truist’s products and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.